Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Climb Global Solutions, Inc.

Eatontown, New Jersey

We consent to the incorporation by reference in Registration Statements Nos. 333-257231, 333-237670, and 333-184573, on Form S-8 of our reports, dated February 27, 2026, relating to the consolidated financial statements and financial statement schedule of Climb Global Solutions, Inc. and subsidiaries, and the effectiveness of Climb Global Solutions, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2026